Exhibit 21.1

Significant Subsidiaries of the Registrant

The following are significant subsidiaries of KCG Holdings, Inc. as of December 31, 2013 and the states in which they are organized. Indentation indicates the principal parent of each subsidiary. Except as otherwise specified, in each case KCG Holdings, Inc. owns, directly or indirectly, at least 99% of the voting securities of each subsidiary. The names of particular subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute, as of December 31, 2013, a "significant subsidiary" as that term is defined in Rule 1-02(w) of regulation S-X under the Securities Exchange Act of 1934.

Name	State of Entity
KCG Holdings, Inc.	Delaware
Knight Capital Group, Inc.	Delaware
Knight Capital Holdings LLC	Delaware
Knight Capital Americas LLC*	Delaware
KCG Europe Limited	United Kingdom
Hotspot FX Holdings, Inc.	Delaware
KCG Hotspot FX LLC	New Jersey
GETCO Holding Company, LLC	Delaware
GETCO, LLC**	Illinois
OCTEG, LLC*	Illinois
GETCO Europe Limited	United Kingdom
Global Colocation Services LLC**	Delaware
GETCO Trading, LLC	Delaware
GETCO Investments LLC	Delaware
KCG Asia Pacific Pte. Ltd.	Singapore
* As of January 1, 2014, OCTEG, LLC was merged into Knight Capital Americas LLC and Knight Capital Americas LLC was subsequently renamed KCG Americas LLC.
** As of January 1, 2014, each entity is now a direct subsidiary of Knight Capital Holdings LLC.